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                                                                     EXHIBIT 2.3


                     AMENDMENT TO AGREEMENT FOR PURCHASE OF
                        REAL ESTATE AND RELATED PROPERTY

                THIS AMENDMENT TO AGREEMENT FOR PURCHASE OF REAL ESTATE AND RELATED PROPERTY (this "Agreement") is made and entered into as of the 30th day of July, 2001, by and among New Plan Excel Realty Trust, Inc. ("Seller"), a Maryland corporation having offices at 1120 Avenue of the Americas, New York, New York, 10036, and Coolidge-Koenmen LLC ("Purchaser"), a Delaware limited liability company, having offices at c/o Houlihan-Parnes Realtors, LLC, One West Red Oak Lane, White Plains, New York 10604.

                                    RECITALS

                A. Seller and Purchaser have entered into that certain Agreement for Purchase of Real Estate and Related Property dated as of May 10, 2001 (as amended, the "Purchase Agreement").

                B. The parties hereto desire to modify certain terms of the Purchase Agreement.

                NOW THEREFORE, in consideration of the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.      CLUBHOUSE AT DEERHORN VILLAGE AND WORK AT SHERWOOD ACRES

                (A) In connection with the damage to the clubhouse at Deerhorn Village, Section 3(E)(i) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following: "(i) Purchaser shall receive, without duplication of any other credit or adjustment, a credit against the Purchase Price in the amount of Five Hundred Fourteen Thousand Dollars ($514,000), which credit shall only be given upon the closing with respect to Deerhorn Village."

                (B) For clarification purposes, with respect to the work being performed at Sherwood Acres: (i) the cost of the total job as indicated on Exhibit H to the Purchase Agreement is $2,244,405, (ii) Seller is not obligated to pay for any amount in excess of $1,686,405 for such work as indicated on Exhibit H, (iii) Seller shall continue to have the work as indicated on Exhibit H performed at Sherwood Acres until such closing and (iv) at the closing on Sherwood Acres, Seller shall receive a credit towards the Purchase Price for the amount of funds Seller has spent in excess of $1,686,405 (proof of payment to be provided to Purchaser) for such work, as indicated on Exhibit H.

2.      AMENDMENTS TO EXHIBITS

                (A) The legal descriptions for the Cedar Bluff Apartments, the Mohawk Garden Apartments and the Knollwood Apartments Properties as part of Exhibit B attached to the Purchase Agreement are hereby deleted in their entirety and replaced with the legal descriptions for the Cedar Bluff Apartments, the Mohawk Garden Apartments and the Knollwood Apartments Properties attached hereto as Exhibit A, which shall be made a part of Exhibit B attached to the Purchase Agreement.


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                (B)     The two Service Contracts for laundry room operations on
Exhibit B attached hereto are hereby added to Exhibit F attached to the Purchase Agreement and made a part thereof.

                (C) Exhibit N-1 attached to the Purchase Agreement is hereby amended by removing the Title Objections with respect to PC# 101 and PC# 170, as such matters have been remedied to Purchaser's satisfaction. Purchaser confirms that it has received all of the "missing documents" listed on Exhibit N to the Purchase Agreement, other than (i) with respect to PC#17, the Rights, Privileges, Easements and Rights of Way in Liber 196, Page 564, as listed in Exception 4(a) Schedule B of the Title Commitment with respect to such Property and (ii) the updated survey for PC#195 Knollwood Apartments (the "Knollwood Survey") and Purchaser must object to any matter disclosed by such "missing documents" that Purchaser is entitled to object to by Tuesday, July 31, 2001, or such matters shall be deemed waived, and Purchaser must object to any matter disclosed by the Knollwood Survey that Purchaser is entitled to object to by Wednesday, August 1, 2001, or such matters shall be deemed waived.

                (D) Purchaser acknowledges that the notice of violation set forth on Exhibit C attached hereto, with respect to Goldcrest Apartments, was issued after May 10, 2001 and Exhibit J attached to the Purchase Agreement is hereby amended to include such new violation. Seller shall endeavor (until the Closing) to cure such violation and the cost and expense of doing same that it is entitled to be reimbursed for shall be reimbursed pursuant to the Purchase Agreement.

                (E) Exhibit J attached to the Purchase Agreement is hereby amended to include the violation with respect to Lake Park Apartments set forth on Exhibit C-1 attached hereto. In addition, Exhibit J attached to the Purchase Agreement is hereby amended to include the new items set forth on Exhibit C-2 attached hereto.

                (F) Exhibit P attached to the Purchase Agreement is hereby amended to include the EMG Phase I environmental site assessment on Hillcrest Apartments in Mobile, Alabama, dated June 7, 2001 and the supplemental letters on Exhibit D attached hereto.

                (G) Exhibit A attached to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Exhibit F attached hereto to include the proper footnotes to conform it with Exhibit O attached to the Purchase Agreement.

                (H) Exhibit F attached to the Purchase Agreement is hereby amended to include the following: (i) with respect to the Club Apartments, the Lease Agreement (laundry lease) dated July 1, 1987, as amended by Extension of Lease dated February 15, 1991 with Web Service Company, Inc., as Lessee and (ii) the uniform rental agreement with UniFirst that appears on Exhibit F with respect to Harbour Landing Apartments is also applicable to all Properties indicated on Exhibit G-1 attached hereto. Copies of both agreements are attached hereto as Exhibit G.

3.      THE COURTS AT WATERFORD

                (A) For clarification purposes, Seller is obligated to redeem the Bonds with respect to the Courts at Waterford and Purchaser is not obligated to assume the Bonds with



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respect to the Courts at Waterford pursuant to Section 8 of the Purchase
Agreement. Upon redemption of the Bonds with respect to the Courts at Waterford, only the mortgage and other security documents of record that encumber the Courts at Waterford shall not be Permitted Exceptions, but any other title exception that was disclosed on the Title Commitment for the Courts at Waterford shall be a Permitted Exception, including without limitation, the documents set forth on Exhibit E hereto (the "Regulatory Agreement").

                (B) Notwithstanding anything herein or in the Purchase Agreement to the contrary, at the closing with respect to the Courts at Waterford, Purchaser shall cause the entity that takes title to such Property at the Closing (the "applicable property owner") to assume the Regulatory Agreement, which assumption shall be recorded of record and which assumption shall (x) require that the applicable property owner provide copies of all required certificates, if any, and other correspondence under the Regulatory Agreement be sent at the same time to Seller and (y) require (which requirement can be satisfied by having the recorded assumption run with the land) any future property owner to assume the Regulatory Agreement and provide Seller with the same copies as set forth in subsection 2(B)(x) above, which assumption shall be recorded of record.

                        (i) In addition, Purchaser shall cause the applicable property owner to indemnify, defend and hold harmless Seller and the Affiliates and their partners, shareholders and/or members, and their respective officers, directors, employees, and agents, from and against any and all Claims suffered or incurred by Seller or any of such other entities or persons and directly arising out of or in connection with a breach of the obligations of the property owner under the Regulatory Agreement and the use of the Property under the Regulatory Agreement, that occurs after the closing on such Property under the Purchase Agreement, including without limitation, any such Claim due to the taxability of the Bonds. This indemnity shall survive the Closing with respect to such Property.

                                (a)     Such indemnity shall be subject to the
Damage Cap and the Deductible. Such indemnity shall be released upon a transfer of the Courts at Waterford, but only if Seller is provided with either (x) a complete release of all obligations and liabilities (contingent or otherwise), including without limitation, the matters set forth in the indemnity in Section 2(B)(i) hereof, in connection with the Regulatory Agreement which arise or accrue after the date of the closing of the sale of the Courts at Waterford pursuant to the Purchase Agreement to the applicable property owner and otherwise in a form reasonably acceptable to Seller or (y) an indemnity covering the matters set forth in Section 2(B)(i) hereof and otherwise in a form reasonably acceptable to Seller and from an entity that Seller reasonably approves of (however, if such is the subsequent owner of the Courts at Waterford, then such entity shall be deemed reasonably acceptable to Seller), otherwise such indemnity shall remain in effect.

                        (ii) In addition, if any consent is required by a third party to effectuate the assumption of the Regulatory Agreement, Purchaser and Seller will act in the same manner as they are required to act to obtain the Consent and the Bond Counsel's opinion under Article 8 of the Purchase Agreement.

                (C) The Affiliate that transfers the Courts at Waterford to Purchaser shall indemnify, defend and hold harmless Purchaser and its partners, shareholders and/or members,



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and their respective officers, directors, employees, and agents, from and against any and all Claims suffered or incurred by Purchaser or any of such other entities or persons and directly arising out of or in connection with a breach of the obligations of the Seller, an Affiliate or a property owner that is an affiliate of either Seller or an Affiliate under the Regulatory Agreement and the use of the Property under the Regulatory Agreement, that occurred on or prior to the closing on such Property under the Purchase Agreement, including without limitation, any such Claim due to the taxability of the Bonds. This indemnity shall survive the Closing with respect to such Property. Such indemnity shall be subject to the Damage Cap and the Deductible.

4.      MEZZANINE FINANCING

                (A)     In addition to, and without limiting the provisions of
Section 16 of the Purchase Agreement, the following has been agreed to:

                        (i) The Mezzanine Loan Documents shall contain a provision that requires the establishment of a debt service reserve ("Debt Service Reserve") to be held by Seller in an interest bearing account. The Mezzanine Borrower shall fund the Debt Service Reserve with a total amount equal to two months of the "Fee" payments due under Section 1 of the Reimbursement Agreement comprising one of the Mezzanine Loan Documents (the "Reimbursement Agreement") which amount shall be funded in two installments as follows, in addition to all other payments due under the Mezzanine Loan Documents: (a) at the Closing, an amount equal to one month's "Fee" payment due under Section 1 of the Reimbursement Agreement and (b) then, on the 6th scheduled payment date under the Mezzanine Loan Documents an amount equal to one month's "Fee" payment due under Section 1 of the Reimbursement Agreement. Provided, however, if there are sale proceeds from the sale of any Individual Property that are held in escrow by Seller under the Mezzanine Loan Documents, then such proceeds (or a portion thereof as needed) shall be used to fund (and put in the account for the Debt Service Reserve) only the second installment to be funded into the Debt Service Reserve, to the extent necessary until the Debt Service Reserve is fully funded and Mezzanine Borrower shall receive a credit against its obligation to fund the Debt Service Reserve by such amount, and in no event shall any portion of the Debt Service Reserve be returned to Mezzanine Borrower until all obligations under the Mezzanine Loan Documents are indefeasibly paid in full. Seller shall have the right to draw upon the Debt Service Reserve if any payment due under the Mezzanine Loan Documents is not paid on its due date, without notice or demand to Mezzanine Borrower, and Mezzanine Borrower shall have the obligation to replenish the Debt Service Reserve with new funds (i.e. no credit shall be given for sale proceeds held in escrow) within five (5) days of demand from Seller. Upon a default under the Mezzanine Loan Documents, Seller can apply the amounts in the Debt Service Reserve to any amounts due and owing under the Mezzanine Loan Documents, as Seller may choose, including, without limitation, expenses of Seller. It shall be a condition precedent of Seller's obligations to close under the Purchase Agreement and shall be a material default by Purchaser if such Debt Service Reserve is not duly funded at the Closing and that the Mezzanine Loan Documents are otherwise satisfactory to Seller.

                        (ii) No cash management agreement shall be required under the Mezzanine Loan Documents, provided, however, if and when the Senior Loan Documents require a cash management agreement (or require such cash management agreement to be



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operative), then such cash management agreement shall require that the payments due under the Mezzanine Loan Documents are paid to Seller under such cash management agreement prior to any distributions to the individual property owners.

                        (iii) The letter of credit option has been chosen by Purchaser and as such the intercreditor agreement shall contain an express provision (or attach the document) governing when the Senior Lender is entitled to draw on the letter of credit, which shall not be sooner than an event of default under the Senior Loan.

                        (iv) For clarification purposes, all financial information to be provided under the Mezzanine Loan Documents shall be on an individual Property and consolidated basis.

                        (v) For clarification purposes, the first sentence of Section 3(d) of the Pledge and Security Agreement which is Exhibit S to the Purchase Agreement shall be replaced with the following:

                "Notwithstanding anything herein to the contrary, Grantor or any Property Owner may sell any Individual Property (or portion thereof) to a third party (not the Senior Lender or its assignee) for fair market value (it shall be deemed to be fair market value if the sale is to an unaffiliated third party in an arms-length transaction), but all proceeds (less actual out of pocket closing costs (other than fees to Affiliates of Grantor or Owner which may not be paid except as provided under this Security Agreement)) from such sale must be used to pay down or defease the principal amount of the Senior Loan or shall be delivered to Lender to be held in escrow as additional security for the Obligations; provided, however, (i) at Grantor's option, such cash or non-cash proceeds may remain the property of the Owner to be held by Senior Lender as security for the Senior Loan, provided, however, if such cash proceeds are required by the Senior Lender to be held by a newly created entity, Grantor shall hold directly or indirectly all of the ownership interests therein and Grantor shall grant to Lender a senior, perfected security interest in such ownership interest with such documentation and accompanying opinions as Lender may reasonably request, and (ii) if such non-cash proceeds are not used to pay down or defease the principal amount of the Senior Loan or held by Senior Lender as security, then at Grantor's option, such non-cash proceeds shall be held by the Owner and shall be subject to the same transfer restrictions as the Individual Property or shall be delivered to Lender to be held in escrow as additional security for the Obligations."

5.      ADDITIONAL EXTENSION OPTION

                (A) Notwithstanding anything to the contrary in Section 5(A) of the Purchase Agreement, Purchaser shall have the right to adjourn the Closing, until a date that is not later than September 28, 2001, subject to a shorter adjournment period set forth below (subject to Purchaser's right to further extend per Section 10(A)(v) of the Purchase Agreement), TIME OF THE ESSENCE WITH RESPECT TO SUCH DATE, provided as a condition precedent to Purchaser exercising such right, Purchaser must comply with the following: (i) Purchaser must provide written notice to Seller exercising such extension option no later than August 24, 2001, TIME OF THE ESSENCE WITH RESPECT TO SUCH DATE, and either (a) such notice must contain a representation by Purchaser (a breach of such representation shall be a material default by Purchaser under the Purchase Agreement) and evidence that Purchaser has "locked rate" with



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its lender and such representation shall also set forth the date on which such rate lock will be effective through (provided, however, if the rate lock shall expire before such September 28th date, then Purchaser shall only have the right to adjourn the Closing until the date of the expiration of the rate lock, TIME OF THE ESSENCE WITH RESPECT TO SUCH DATE) or (b) such notice must be accompanied by a letter from Purchaser's lender stating, in general, that it is working with Purchaser towards the closing of the acquisition financing for the Properties which is currently anticipated to occur on or before September 28, 2001, which letter shall be subject to any and all caveats, conditions and limitations as such lender may require, including, without limitation, that such lender will have no liability or obligation as a result of or arising out of such letter if such financing fails to close for any reason and (ii) Purchaser shall deposit with Escrowee by wire transfer of immediately available funds the sum of Four Million Dollars ($4,000,000), which sum shall be added to and be a part of the Earnest Money, no later than August 31, 2001, TIME OF THE ESSENCE WITH RESPECT TO SUCH DATE, provided, however, Purchaser's failure to comply with items (i) and (ii) above shall render the notice void and of no force and effect and the option shall not be exercised.

6.      MISCELLANEOUS

                (A) Defined Terms: All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The term "this Agreement" in the Purchase Agreement shall be deemed to be the Purchase Agreement and all amendments thereto.

                (B) Administration and Interpretation: The administration provisions, including, without limitation, the notice, governing law, and counterparts provisions of the Purchase Agreement are incorporated herein. Coolidge-Koenmen LLC shall have the right and Seller can rely upon any notice given by Coolidge-Koenmen LLC on behalf of any Purchaser. Any notice given to Coolidge-Koenmen LLC shall be deemed given to all Purchasers.

                (C) Exhibits: The Recitals to this Agreement and the Exhibits attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

                (D) Amendment: Except as specifically herein set forth, all of the terms, covenants and conditions of the Purchase Agreement shall remain unmodified, in full force and effect and shall be binding upon the parties hereto and their respective successors and assigns.

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                IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                        SELLER:

                                        NEW PLAN EXCEL REALTY TRUST, INC.



                                        By:  /s/ STEVEN F. SIEGEL
                                           -----------------------------------
                                           Name: Steven F. Siegel
                                           Title: Senior Vice President
                                           Date:

                                        PURCHASER:

                                        COOLIDGE-KOENMEN LLC



                                        By:  /s/ FRED STAHL
                                           -----------------------------------
                                           Name: Fred Stahl
                                           Title: Manager
                                           Date:



                                        By:  /s/  CRAIG KOENIGSBERG
                                           -----------------------------------
                                           Name: Craig Koenigsberg
                                           Title: Manager
                                           Date:



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